Exhibit 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	% Owned
Cheng Chang Shoes Industry Company Limited	Hong Kong	100%
Jinjiang Chengchang Shoes Co., Ltd.	PRC	100%